Exhibit (h)(66) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

TENTH AMENDMENT TO

FUND ACCOUNTING AGREEMENT

THIS AMENDMENT TO FUND ACCOUNTING AGREEMENT (“Amendment”) is by and between each of the investment companies listed on Schedule I to the Agreement, as defined below (each, a “Fund”), and The Bank of New York Mellon (“Bank”).

W I T N E S S E T H:

WHEREAS, the Funds and the Bank are parties to that certain Fund Accounting Agreement (the “Agreement”) dated March 1, 2011, as amended, between the Funds listed on Schedule I of the Agreement, as amended and restated and attached hereto and the Bank;

WHEREAS, each Fund is registered as a management investment company under the Investment Company Act of 1940, as amended;

WHEREAS, the Funds and the Bank desire to remove certain Funds from Schedule I; and

WHEREAS, the Funds and Bank are parties to that certain Fund Accounting Agreement (the

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

The Funds listed in Schedule I to the Agreement is amended and restated to include the funds listed on Schedule I attached hereto.

The Agreement shall remain in full force and effect as amended by this Amendment.

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of December 1, 2017.

On behalf of each of the Funds indicated on

Schedule I of the Fund Accounting Agreement,

as amended from time to time

By: /s/ Lori A. Hensler

Name: Lori A. Hensler

Title: Treasurer

THE BANK OF NEW YORK MELLON

By: /s/ Armando Fernandez___________________

Name: Armando Fernandez

Title: Vice President/Managing Director